Exhibit 10.1

English Summary of Macrocure Ltd. 2008 Stock Option Plan (the “Plan”) (adopted by the Board of Directors (the “Board”) of Macrocure Ltd. (the “Company”) on November 24, 2008).

•	Purpose of Plan: To allocate options to the Company's employees, directors, advisors and service providers in order to incentivize them and to allow them to share in the Company's development and success.

•	Administration of Plan. The Plan is to be administered directly by the Board or, alternatively, based on the advice of a compensation committee of the Board that shall consist of at least two members (the “Committee”). In the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. In the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In the event that a Committee is not appointed or ceases to function, all references herein to the Committee shall be construed as references to the Board.

•	Authorities of Board and Committee Under Plan.

o	The Committee has the authority to recommend, and the Board has the sole discretion to approve, the following matters under the Plan: (1) who will be offered options and how many options will be offered; (2) the options' terms, including exercise price and methods by which, and times at which, exercise may be made; (3) the fair market value of the shares that underlie options; (4) the tax track of the options; and (5) the option type granted.

o	The Committee has the sole authority and judgment to determine the following matters under the Plan, including: (1) the limitations and terms that apply to options; (2) interpretation and oversight of the Plan (3) partial or complete acceleration of the vesting applicable to any grantee; (4) suspension or cancellation, amendment or modification, of all or part of the Plan; and (5) any other matter critical to the administration of the Plan.

o	The Board has the authority to grant to an offeree, in exchange for the cancellation of his option, a new option with the same or with a different exercise price and/or that is subject to other terms, different from the one cancelled.

o	All decisions, determination and interpretations of the Committee shall be final and binding on all grantees of any awards under the Plan, unless otherwise determined by the Board. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted thereunder.

•	Persons Eligible to Participate in the Plan. Individuals who are eligible to participate in the plan include (1) employees of the Company and its affiliates (who are only eligible for options granted pursuant to the capital gains tax route of Section 102 of the Israeli Tax Ordinance (the “Ordinance”)), (2) non- Company employees (who are only eligible for options granted pursuant to Section 3(i) of the Ordinance), and (3) controlling shareholders of the Company (who are only eligible for options granted pursuant to Section 3(i) of the Ordinance).

•	Initial Pool of Shares Reserved for Issuance Under the Plan. The initial number of shares reserved pursuant to the grant of awards under the Plan was 15,000 shares, all of which may be granted as incentive share options. Any share that has not been issued and does not underlie an outstanding option on the date on which Plan expires will no longer be reserved for purposes of the Plan. Any share underlying an option that is not exercised or that is cancelled returns to the pool of shares available for future grant under the Plan.

•	Exercise Price.

o	The exercise price of an option shall be determined by the Board at its sole discretion based on guidelines set by the Committee from time to time. Each option agreement (by which an option is granted) shall state the exercise price.

o	The exercise price and the number and/or type of shares issuable upon exercise shall be adjusted due to a stock split (forward or reverse), stock dividend, recapitalization or similar adjustment affecting the outstanding share capital.

o	The exercise price per share of any outstanding option that has not been exercised yet and has not expired yet shall be reduced by the net amount payable on each share of the Company’s stock due to any dividend distributed to the Company’s shareholders.

•	Adjustments due to merger or other transactions and similar events. In the event of a merger or consolidation of the Company, or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, then without the consent of an option holder, the Board or its designated committee, as applicable, may but is not required to (i) cause any outstanding award to be assumed or an equivalent award to be substituted by such successor corporation, or (ii) in case the successor corporation refuses to assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares (even a portion not then otherwise vested) or (b) cancel the options against payment in cash in an amount determined by the Board or the Committee as fair in the circumstances. Notwithstanding the foregoing, the Board or the Committee may upon such event amend or terminate the terms of any award, including conferring the right to purchase any other security or asset that the Board shall deem, in good faith, appropriate.

•	Conditions and Method of Option Exercise.

o	An option may be exercised, as to any or all shares as to which the option has become exercisable, by written notice delivered in person or by mail to the Company or to such other person as determined by the Committee.

o	An option shall expire according to the terms of an option agreement or, in the case in which an option agreement is silent, as follows:

▪	In the case of termination of employment/engagement without cause, 180 days after the date of termination.

▪	In the case of termination due to death or disability, twelve months after the event of death/disability.

▪	In the case of termination of employment/engagement for cause, immediately.

•	Other Option Terms. Options and exercise rights are not transferable. For so long as a tax trustee holds options or shares on behalf of a grantee, the options or shares are not transferable, except by way of will or inheritance.

•	Term of Option Plan. The Plan will be in force for 10 years from the day on which it was adopted by the Board.

•	Additional Terms. The Plan further includes terms concerning the following non-material matters, which have been omitted from this Summary:

o	Establishment of tax route under Section 102 of the Ordinance

o	Trustee for purposes of Section 102 option grants

o	Amendment of Plan

o	Applicable law

o	Taxation

o	Jurisdiction

o	Multiple forms of option grant agreements under the Plan